Exhibit 10.24

COMPENSATION ARRANGEMENTS OF NAMED
EXECUTIVE OFFICERS AND NON-EMPLOYEE DIRECTORS

Named Executive Officers

Total compensation to the named executive officers (as defined in Securities and Exchange Commissions Regulation S-K Item 402(a)(3)) of Seacoast Banking Corporation of Florida (the “Company”) is composed of three types of compensation: (1) base salary, (2) short-term annual cash incentive compensation paid under the Company’s Key Manager Incentive Plan, and (3) long-term equity-based compensation awarded under the Company’s 1996 Long Term Incentive Plan and 2000 Long Term Incentive Plan (collectively, the “Long-Term Incentive Plans”).

Base Salary

Individual base salaries and increases for the Company’s named executive officers are determined annually by the Company’s Salary and Benefits Committee based on individual annual performance and based on comparisons of the total compensation paid by the Company to each named executive officer relative to compensation levels paid at comparable companies.

Set forth below are the 2005 base salaries of the following named executive officers of the Company.  Base salaries paid in 2004 are also shown for comparison.

Named Executive Officer	2005	2004

Dennis S. Hudson, III	$476,500	$ 453,775
A. Douglas Gilbert	470,700	448,290
C. William Curtis, Jr.	285,100	275,732
William R. Hahl	257,400	237,408
Jean Strickland	278,100	192,539

Ms. Strickland was promoted to President and Chief Operating Officer of the Company’s principal banking subsidiary on July 19, 2005 and her base salary was increased to $278,125 effective August 1, 2005.

Short-Term Annual Cash Incentive Compensation

Short-term annual cash incentive compensation in the form of bonuses paid under the Company’s Key Management Incentive Plan are intended to align short-term cash compensation of named officers with individual performance and Company performance.  The Company funds the Key Management Incentive Plan annually based on earnings per share performance.  The earnings per share performance required for threshold funding and target plus funding in 2005 is $0.96 and $1.18, respectively.  The achievement of these targets would produce a funding pool available for distribution to the named executive officers that would range from $445,500 to $1,336,600.  Earnings performance for the Company in 2005 is now expected to exceed the target plus level.  After the Key Management Incentive Plan has been funded, the Salary and Benefits Committee approves, based upon recommendations from the Company’s chief executive officer, awards to those officers who have made superior contributions to the Company’s profitability as measured and reported through individual performance goals established at the beginning of the year.  Each of the Company’s named executive officers participates in the Company’s Key Management Incentive Plan.

Set forth below are the annual cash bonuses paid to the Company’s named executive officers in 2005 for the year ended December 31, 2004.

Named Executive Officer	2004

Dennis S. Hudson, III	$ 175,000
A. Douglas Gilbert	290,000
C. William Curtis, Jr.	143,000
William R. Hahl	80,000
Jean Strickland	125,000

Annual cash bonuses for 2005 will be determined in early 2006.  The Company expects individual 2005 bonuses to be determined using the same criteria as applied to determine 2004 bonuses.

Long-Term Equity-Based Compensation

The Company attempts to align the interests of key employees, including its named executive officers, with those of the Company’s shareholders by awarding stock options and shares of restricted stock to these employees under the Company’s Long-Term Incentive Plans.  Stock options and shares of restricted stock are awarded periodically, upon the recommendation of the Company’s chief executive officer and approval of the Salary and Benefits Committee, to eligible employees who have made a significant contribution to the Company’s long-term growth. Each of the Company’s named executive officers participates in the Company’s Long-Term Incentive Plans.

Set forth below are stock option and restricted stock awards granted to the Company’s named executive officers for the year ended December 31, 2004.

	2004
Named Executive Officer	Restricted Stock Awards ($)	Securities Underlying Stock Options

Dennis S. Hudson, III	$145,600 (1)	30,000
Dale M. Hudson	--	--
A. Douglas Gilbert	291,200 (2)	290,000
C. William Curtis, Jr.	33,600 (3)	7,000
William R. Hahl	24,640 (4)	5,000
Jean Strickland	24,640 (5)	4,000

(1)

This amount represents a restricted stock award of 6,500 shares of Common Stock, which was awarded to Mr. Hudson on December 21, 2004, based on the closing sale price of the Company’s Common Stock on the Nasdaq National Market on December 21, 2004. One fifth of the shares covered by this award will vest on December 21, 2005, and the remaining shares will, as long as Mr. Hudson remains employed by the Company, vest in increments of 20 percent on each of the following four anniversary dates thereafter.  Mr. Hudson has full voting and dividend rights with respect to the restricted stock during the vesting period.

(2)

This amount represents a restricted stock award of 13,000 shares of Common Stock, which was awarded to Mr. Gilbert on December 21, 2004, based on the closing sale price of the Company’s Common Stock on the Nasdaq National Market on December 21, 2004.  One fifth of the shares covered by this award will vest on December 21, 2005, and the remaining shares will, as long as Mr. Gilbert remains employed by the Company, vest in increments of 20 percent on each of the following four anniversary dates thereafter.  Mr. Gilbert has full voting and dividend rights with respect to the restricted stock during the vesting period.

(3)

This amount represents a restricted stock award of 1,500 shares of Common Stock, which was awarded to Mr. Curtis on December 21, 2004, based on the closing sale price of the Company’s Common Stock on the Nasdaq National Market on December 21, 2004.  One fifth of the shares covered by this award will vest on December 21, 2005, and the remaining shares will, as long as Mr. Curtis remains employed by the Company, vest in increments of 20 percent on each of the following four anniversary dates thereafter.  Mr. Curtis has full voting and dividend rights with respect to the restricted stock during the vesting period.

(4)

This amount represents a restricted stock award of 1,100 shares of Common Stock, which was awarded to Mr. Hahl on December 21, 2004, based on the closing sale price of the Company’s Common Stock on the Nasdaq National Market on December 21, 2004.  One fifth of the shares covered by this award will vest on December 21, 2005, and the remaining shares will, as long as Mr. Hahl remains employed by the Company, vest in increments of 20 percent on each of the following four anniversary dates thereafter.  Mr. Hahl has full voting and dividend rights with respect to the restricted stock during the vesting period.

(5)

This amount represents a restricted stock award of 1,100 shares of Common Stock, which was awarded to Ms. Strickland on December 21, 2004, based on the closing sale price of the Company’s Common Stock on the Nasdaq National Market on December 21, 2004.  One fifth of the shares covered by this award will vest on December 21, 2005, and the remaining shares will, as long as Ms. Strickland remains employed by the Company, vest in increments of 20 percent on each of the following four anniversary dates thereafter.  Ms. Strickland has full voting and dividend rights with respect to the restricted stock during the vesting period.

No stock options or restricted stock awards have been granted for 2005 as of August 15, 2005.  The Company expects individual grants during 2005 under its Long-Term Incentive Plans to be determined using the same criteria as applied to determine grants in 2004.  Additional information relating to the Company’s Long-Term Incentive Plans and grants of stock options and restricted stock awards during 2004 is set forth in the Company’s 2005 Proxy Statement filed with the Commission on Schedule 14A.

In addition to base salary, short-term annual cash incentive compensation and long-term equity-based compensation, the Company’s named executive officers are eligible to receive compensation in the form of life insurance benefits, limited profit sharing, matching contributions to the Retirement Savings Plan for Employees of the First National Bank & Trust Company of the Treasure Coast, matching contributions to the Executive Deferred Compensation Plan and other employee benefits.  The compensation paid to the Company’s named executive officers under these compensation arrangements during 2004 is set forth in the Summary Compensation Table of the Company’s 2005 Proxy Statement filed with the Commission on Schedule 14A.

The Company’s named executive officers may elect to defer their cash compensation into the Company’s Executive Deferred Compensation Plan.

Non-Employee Directors

Members of the Company’s Board of Directors who are not executive officers of the Company are paid an annual retainer of $23,000 for their service as directors of the Company and its subsidiaries.  In addition to the annual retainers, non-management Board members receive $700 for each Board meeting attended, $700 for each committee meeting attended and $800 for each committee meeting chaired.  The members of the Company’s Salary and Benefits Committee, Audit Committee and Nominating/Governance Committee receive an additional $100 for each of these committee meetings attended and $200 for each of these committee meetings chaired.  The Salary and Benefits Committee annually reviews and makes recommendations to the Board of Directors regarding compensation of directors.

Non-employee directors may elect to defer their cash compensation into the Company’s Directors’ Deferred Compensation Plan.